Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2005, accompanying the financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Computer Programs and Systems, Inc. on Form S-8 of the Computer Programs and Systems, Inc. 2005 Restricted Stock Plan.

/s/ Grant Thornton LLP

Atlanta, Georgia

January 20, 2006